Exhibit 8.1

Telefônica

List of Subsidiaries

1.       A. Telecom S.A. (formerly Assist Telefônica) (wholly owned subsidiary)

2.       Telefônica Data S.A. (wholly owned subsidiary)

3.       Telefônica Sistemas de Televisão S.A. (wholly owned subsidiary)

4.       Aliança Atlântica Holding B.V. (50% share ownership)

5.       Companhia AIX de Participações (50% share ownership)

6.       Companhia ACT de Participações (50% share ownership)